Exhibit 99.4





                                VALUATION REPORT



                                   RAHX, INC.
                           Vancouver, British Columbia





                                November 25, 2000








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Valuation Report: Rahx, Inc.
November 25, 2000
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                                   RAHX, INC.

                                TABLE OF CONTENTS


1.0      -ASSIGNMENT AND BACKGROUND                                            1

2.0      -VALUATION OPINION                                                    3

3.0      -DEFINITION OF FAIR MARKET VALUE                                      3

4.0      -METHODOLOGY                                                          4

5.0      -SCOPE OF WORK AND CONDITIONS OF THE REPORT                          11

6.0      -ASSUMPTIONS                                                         16

7.0      -BUSINESS AND MARKET SUMMARY ASSESSMENTS                             17

8.0      -REVIEW OF FINANCIAL POSITION                                        27

9.0      -REVIEW OF FINANCIAL PROJECTIONS                                     29

10.0     -PRIMARY VALUATION APPROACH -- RAHX, INC.                            30

11.0     -CONFIRMATION VALUATION APPROACHES -- RAHX, INC.                     32

12.0     -VALUATION CONCLUSIONS                                               37

13.0     -RESTRICTIONS AND CONDITIONS                                         38

14.0     -STATEMENT OF INDEPENDENCE                                           38

15.0     -STATEMENT OF QUALIFICATIONS                                         39


         Appendix 1.0    --      Business Plan

         Appendix 2.0    --      Supporting Materials -- Domain Names

         Appendix 3.0    --      Comparable Companies


                                      (i)


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Valuation Report:  Rahx, Inc.
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1.0      ASSIGNMENT AND BACKGROUND

         Background

         Rahx, Inc. (the "Company" or "Rahx") of Vancouver, British Columbia was organized and incorporated by the founders and management team of 550605 B.C. Ltd. (d.b.a.: RAH Media Ventures Group ["RAH"]) of Vancouver, British Columbia on October 12, 2000. The year-end of the Company is December 31st.

         Rahx has been established to develop a suite of products and related professional services for the peer-to-peer ("P2P") file exchange marketplace. Peer-to-peer file exchange is based on P2P networking. P2P networking means that each computer that is connected to the network can each communicate with each other. Traditionally, P2P communication has been done between self-contained networks within organizations -- who have constructed such functionality. Given, P2P communication, P2P file exchange is the ability to transfer/download files directly from one computer on the network to another one (or more) computers on the network. The Company is focused on providing the 305 million current users on the Internet a P2P Web service that will allow them to easily and inexpensively transfer various types of data (audio, text, image, multimedia) between two or more parties (with proper payments to all parties) over the Internet using Rahx's own secure P2P file exchange software (i.e., "Rahxware") and methodologies.

         Given the above business plan -- refer to Appendix 1.0 for a copy of the Rahx Business Plan -- Rrun Ventures Inc. ("Rrun" or "the
         Related Company") is seeking a public listing of its common shares on a U.S. stock market. The Related Company has decided to proceed with a listing on a U.S.-based stock exchange; namely, the National Association of Securities Dealers' Over-the-Counter Bulletin Board ("OTC BB").


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         Assignment

         Evans & Evans, Inc. ("Evans & Evans" or the "authors of the Report") was engaged by Rrun to prepare an independent Valuation Report (the "Report") regarding the fair market value of 100% of the issued and outstanding shares of Rahx, Inc.

         Evans & Evans understands that such a determination of fair market value is requested by Rrun given that the transaction with Rahx is a non-arms' length transaction. As such in the Report, Evans & Evans will be required to determine the fair market value of 100% of the issued and outstanding shares of Rahx as at October 31, 2000 (i.e., the "Valuation Date").

         As Evans & Evans will be relying extensively on information, materials and representations provided to us by Rahx management and associated representatives, the authors of the Report will require that management confirm to Evans & Evans in writing that it has reviewed the Report in detail and that the information and management's representations contained in the Report are accurate, correct and complete, and that there are no material omissions of information that would affect the conclusions contained in the Report.

         Evans & Evans, its principals, owners and staff and associates, will not assume any legal and/or financial responsibility or liability for losses incurred by the Rrun and/or Rahx Shareholders and their management teams and/or any other parties as a result of the circulation, publication, reproduction, or use of the Report, or any excerpts thereto contrary to the provisions of this section of the Report.

         Evans & Evans also reserves the right to review all calculations included or referred to in the Report and, if Evans & Evans considers it necessary, to revise the Report in light of


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Valuation Report:  Rahx, Inc.
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         any information existing at the Valuation Date which becomes known to
         Evans & Evans after the date of the Report. For the purpose of this Report, the Valuation Date is October 31, 2000. Unless otherwise indicated, all monetary amounts are stated in U.S. dollars ("US$").

2.0      VALUATION OPINION

         It is the opinion of Evans & Evans, Inc., given the scope of its engagement and with reference to its engagement letter, that the fair market value of 100% of the issued and outstanding common shares of Rahx as at the Valuation Date is in the range of US$275,000 to US$370,000.

         This Valuation Opinion as well as the entire Report is subject to the scope of the work conducted (refer to section 5.0) as well as the assumptions made (refer to section 6.0) and to all of the other sections of the Report.

3.0      DEFINITION OF FAIR MARKET VALUE

         In this Report, fair market value is defined as the highest price available in an open and unrestricted market between informed and prudent parties, acting at arm's length and under no compulsion to act, expressed in terms of money or money's worth.

         With respect to the market for the shares of a company viewed "en bloc" there are, in essence, as many "prices" for any business interest as there are purchasers and each purchaser for a particular "pool of assets", be it represented by overlying shares or the assets themselves, can likely pay a price unique to it because of its ability to utilize the assets in a manner peculiar to it. In any open market transaction, a purchaser will review a potential acquisition in relation to what economies of scale (e.g., reduced or eliminated


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         competition, ensured source of material supply or sales, cost savings arising on business combinations following acquisitions, and so on), or "synergies" that may result from such an acquisition.

         Theoretically, each purchaser can be presumed to be able to enjoy such economies of scale in differing degrees and therefore each purchaser could pay a different price for a particular pool of assets than can each other purchaser. Based on the experience of the authors of the Report, it is only in negotiations with such a special purchaser that potential synergies can be quantified and even then, the purchaser is generally in a better position to quantify the value of any special benefits than is the vendor.

         The management of Rahx did not provide Evans & Evans with any written, specific special purchasers and the authors of the Report were unable to find any specific evidence of any known special purchasers who would be interested to pay synergetic value for Rahx at the Valuation Date. While Evans & Evans reserves the right to change its assessments regarding special purchasers and Rahx, given all of the above, the authors of the Report have not reflected any special purchaser considerations in their assessment of fair market value.

         The shares of the Company have been valued initially en bloc.

4.0      METHODOLOGY

         In valuing an asset and/or a business, there is no single or specific mathematical formula. The particular approach and the factors to consider will vary in each case. Valuation approaches are primarily income based or asset based.


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         Income based approaches are appropriate where an asset and/or enterprise's future earnings are likely to support a value in excess of the value of the net assets employed in its operation. Commonly used income based approaches are the capitalization of indicated earnings or cash flow and discounted cash flow.

         Asset based approaches can be founded on either going concern assumptions (i.e. an enterprise is viable as a going concern but has no commercial goodwill) or liquidation assumptions (i.e. an enterprise is not viable as a going concern, or going concern value is closely related to liquidation value).

         Valuation approaches applicable to determining value of technology-based assets and companies that are comprised predominantly of intangible assets (e.g. software, Web-based processes and communication protocols, optimization techniques, alpha and beta research and patents) can be grouped into five general categories:

         (1)      cost approach;
         (2)      market approach (or sales comparison approach);
         (3)      income based approach;
         (4)      rules-of-thumb approach; and
         (5)      combination of any of the above approaches.

         As there are many definitions of cost, the cost approach generally reflects the original cost of the assets and/or business in question or the cost to reproduce the intangible assets of the business itself. This approach is premised on the principle that the most a notional purchaser and/or an investor will pay for an investment is the cost to obtain an investment of equal utility (whether by purchase or reproduction). The market or sales comparison approach uses the sales price of comparable assets as the basis for determining value. If necessary, the market transaction data is adjusted to improve its comparability and applicability to the asset being valued.


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Valuation Report:  Rahx, Inc.
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         The income-based approach considers the expected future earnings to be derived through the use of the asset. The present value of the expected future earnings is determined with the application of a discount or capitalization rate, reflecting the investor's required rate of return on investment. The rules-of-thumb approach can be applied to certain assets to serve as useful determination of value when industry professionals provide specific information as to standard industry characteristics and/or acknowledged and accepted rules. Rules-of-thumb often involve the input of specific industry competitors and professionals to indicate certain measurable criteria that can be assessed and applied to as indications of value.

         Lastly, a combination of the above approaches may be necessary to consider the various intangible elements that are often found within technology and industrial companies and/or are associated with the provision of professional services that involve certain methodologies and techniques that involve unique intellectual property. For example, the use of a rules-of-thumb approach, with an attached discount and/or premium to adjust the value based on a per case-by-case assessment of the business, may be made to the industry rules-of-thumb.

         Rahx Valuation Approach

         With respect to the Company, Evans & Evans believed it was appropriate to utilize one primary approach for determining the fair market value of the Company. Given the state of development of the Company Evans & Evans believed that an as adjusted book value calculation was the appropriate methodology to calculate the fair market value of the Company at the Valuation Date.

         Calculating the Company's adjusted book value of the Company necessitates using an asset-based approach -- an original cost approach -- to determine the fair market value of the Company's technologies (i.e., Rahxware) /methodologies and business approaches

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Valuation Report:  Rahx, Inc.
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         (referred to as the "Rahx Intellectual Property") at the Valuation
         Date. Asset-based approaches generally incorporate the value in use of the net tangible assets plus any identifiable intangible assets (i.e., the Rahx Intellectual Property') capable of separate valuation.

         The adjusted book value methodology and asset approach was deemed most appropriate given the present business level of the Company. More specifically, (1) the fact that while the Company forecasts revenues from its Rahx technologies and Web business as well as from additional professional services to has yet to even finish building and fully testing its products/solutions; (2) the Company has yet to generate any revenues from the sale of its anticipated products/services or secured any definitive guaranteed revenue generating strategic alliance or partnership agreements; (3) its lack of a significant number of established revenue-generating channels of distribution and marketing partners; (4) the need for the Company's business to be fully launched by the middle of 2001. Company management they are now planning for implementing points #3 and #4.

         Accordingly, a notional purchaser would associate certain value to the development of the business plan, the strategic plan related to the technology and business to-date and the associated intangible value attached to the Company at the Valuation Date in reviewing the entire business as a going concern entity. An original cost approach was used to determine the value related directly to the intangible value so that the balance sheet could be adjusted accordingly. Such an assessment would result in an adjusted book value of the Company. The original cost approach does not necessarily reflect the level of cash flow or income the Company may generate in the future (often a principal valuation technique); however it does provide -- in the view of Evans & Evans - a more reasonable method and logical estimate (based on the current state of development of the Rahx Intellectual Property) of what a notional purchaser would likely pay for the intangible asset in order to be in the same position of Rahx at the Valuation Date.


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Valuation Report:  Rahx, Inc.
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         The assessment of the Company's technology development and intangible value was determined to be best estimated utilizing an original cost approach related to the actual business plan development since incorporation as well as the infrastructure to support the development of the Rahx Intellectual Property and related Business Plan (refer to Appendix 1.0) and the business itself. Such a primary approach was based upon the interviews and discussions with independent industry interviewees. Evans & Evans have relied on information provided by the Company's management as well as data from industry participants and competitors as indicative in calculating the determination of the fair market value of the intangible assets of the Company that is an integral component of Rahx at the Valuation Date. The analysis and conclusions in section 6.0 of the Report are integral to the assessment of a premium to the original cost approach. As confirmation approaches, Evans & Evans used two income-based approaches. Specifically, a relief from royalty approach and a discounted cash flow of the Company. The relief from royalty approach is based on the proposition that a firm would be willing to pay a royalty in lieu of ownership, to possess the benefits of the Rahx Intellectual Property. The discounted cash flow approach is based on determining the after-tax cash flows generated by the operations of the Company over a projected period and then determining the net present value of such discretionary cash flows with consideration of a proper residual value.

         Evans & Evans also attempted to use a variety of additional confirmation approaches, but were unable to use them:

         (1) Capitalized Cash Flow approach. With no historical and/or current cash flows or financial stability expected in short-term cash flows this approach was deemed inappropriate.


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Valuation Report:  Rahx, Inc.
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         (2)      Maintainable Earnings Approach. With no historical and/or
                  current earnings, or expected stability of such earnings expected in the short-term this approach was considered inappropriate.

         (3) A review of certain comparable companies. The comparable companies data was derived from data relating to the stock market trading prices of the common shares of public companies that could be considered partially comparable to Rahx. The authors of the Report identified, and examined data on, five
                  (5) companies active in the provision of Internet networking and P2P type products and services and connectivity whose common shares trade on North American stock exchanges. Refer to Appendix 3.0: Comparable Companies for a description of these companies operating businesses.

------------------------------------------------------- --------------- -------------- --------------- ---------------
US $ Millions
------------------------------------------------------- --------------- -------------- --------------- ---------------
Company                                                 Exchange        Market Cap     TTM Revenue     Market Cap/
                                                                                                       Revenue
                                                                                                       (rounded)
------------------------------------------------------- --------------- -------------- --------------- ---------------
Entrada Networks, Inc.                                  Nasdaq                13.3           18.3            0.73
------------------------------------------------------- --------------- -------------- --------------- ---------------
Nx Networks, Inc.                                       Nasdaq                92.8           31.2            2.97
------------------------------------------------------- --------------- -------------- --------------- ---------------
Accord Networks Ltd.                                    Nasdaq               143.7           24.8            5.80
------------------------------------------------------- --------------- -------------- --------------- ---------------
Arel Communications & Software, Inc.                    Nasdaq                28.7           14.0            2.05
------------------------------------------------------- --------------- -------------- --------------- ---------------
VocalTec Communications Ltd.                            Nasdaq               100.1           26.6            3.76
------------------------------------------------------- --------------- -------------- --------------- ---------------
                                                                                                             3.00
----------------------------------------------- ------ ------------------------- ----------- --------- ---------------
Rahx, Inc.                                             Projected Revenues
----------------------------------------------- ------ ------------------------- ----------- --------- ---------------
Year Ended 12-31-01                                            US$1,235,000                                  3.0x
----------------------------------------------- ------ ------------------------- ----------- --------- ---------------
Year Ended 12-31-02                                           US$13,000,000                                  3.0x
-------------------------------------------------------------------------------------------- -------------------------

      Implied "Potential Market Cap Valuation" of Rahx 12/31-01                                   US$3.7 million
-------------------------------------------------------------------------------------------- -------------------------
      Implied "Potential Market Cap Valuation" of Rahx 12/31/02                                  US$39.0 million
-------------------------------------------------------------------------------------------- -------------------------

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

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Valuation Report:  Rahx, Inc.
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                  The comparable data provided evidence of the potential market capitalization of the Company, but was not indicative of the fair market value of the Company at the Valuation Date. Clearly, the Company has some significant upside potential given reaching its projected business and financial milestones.

         (4) The authors of the Report also reviewed certain comparable transactions where publicly announced information was available. In 1999, Nx Networks, Inc. and Accord Networks Ltd. entered into an agreement to acquire certain assets and companies. However, both of these transactions involved other private companies that had actual significant historical operating results from revenue generating products, customers and established material revenues, making comparison to them inappropriate.

         Overall, Evans & Evans took the "Potential Market Capitalization Value" of Rahx and compared it to its determination of fair market value established using the original cost approach (then adjusted the book value of the balance sheet) as well as the confirmation approaches used. In doing this, Evans & Evans were confirming that the potential value exceeded the modified original cost approach and the thereafter, adjusted book value of Rahx at the Valuation Date. This would and should be expected, since a notional purchaser would only pay the original cost of an intangible asset (then adjust the balance sheet) and thereafter the book value of a company if its potential value (i.e., the ability to generate revenues and earn significant market capitalization values) exceeded such fair market assessments based on an original cost approach. Rahx's potential market capitalization value estimate of US$3.8 million for 12-31-01 meant that a notional purchaser could reasonably see that the current potential value of the Rahx business was significant, but -- as would be expected -- fair market value before securing funding for the project, finalizing the deployment of the Rahx Intellectual Property and generating such expected revenues (i.e., at the Valuation Date) would be significantly less.

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Valuation Report:  Rahx, Inc.
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5.0      SCOPE OF WORK AND CONDITIONS OF THE REPORT

         The authors of the Report have reached the assessments contained here within by relying on the following:

         o Interviewed management of the Company on during October of 2000. The interviews were conducted to elicit management perceptions of its actions. The authors of the Report found that the management team has a clear understanding of the goals and objectives of the Company, both short- and long-term, and of steps that must be undertaken in order to achieve those goals and objectives. The authors of the Report were particularly impressed with the level of planning and detail that has gone into the structuring of the business processes of the Company and how the work will flow after the Rahx service launch date.

         o Conducted a site visit of the Company's facilities in Vancouver, British Columbia. The authors of the Report reviewed the layout and found the facility adequate to meet both the short-term and long-term growth objectives of the Company.

         o Reviewed and confirmed the education credentials and occupational backgrounds of the management team of the Company whose industry and technical expertise is critical to the Company in achieving its stated business objectives. These reviews were generally positive, although the previous work experience did include certain personal development work, which the authors of the Report were unable to confirm.

         o Reviewed the management-prepared projections for the Company for the 36 months ended December 31, 2003. The authors of the Report found the projections to provide adequate detail as to sources of revenue, expenses, the proposed roll-out of facilities, and personnel requirements.

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Valuation Report:  Rahx, Inc.
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         o        Reviewed and assessed the marketplace for the Company's
                  proposed products and services. This included a review of both on-line and off-line sources including: Hoovers, PWC, Frost & Sullivan, International Data Corporation, University of British Columbia and the National Research Council of Canada.

         o Reviewed various general market research information as prepared by Forrester Research, The Yankee Group and Telecommunications Management Consultants Inc.

         o Reviewed the Company's business plan. The business plan provided adequate disclosure as the Company's planned products and services as well as it planned implementation schedule. Refer to Appendix 1.0.

         o Reviewed the development timeline of Rahx and its Rahx Intellectual Property.

         o Reviewed the Company's marketing and sales aids as well as visited the Company's web site at http://www.rahx.net/rahxintro.html.

         o Evans & Evans did not receive from the Company a management-prepared balance sheet as at October 31, 2000, nor an income statement for the same period. Evans & Evans was advised by Rahx management and founders that Rahx had cash on hand of US$10,000 and had no liabilities as at October 31, 2000.

         o Did not receive and/or review the articles of incorporation and by laws of the Company. Rahx management noted that such documentation was being prepared.

         o        Reviewed the Company's online Flash and Power Point type
                  Presentation.


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         o        Analyzed the Company's targeted market and its marketing plans thereto and also garnered opinions as to the value associated with plans of the Company and the related business plans of telecommunications and P2P networking development firms. The interview process was facilitated through discussions with managers at the below noted organizations -- Napster, Inc., Flycode, Inc. (formerly AppleSoup, Inc.), Scour, Inc. Autonomous Zone Industries, InfraSearch, Inc., University of British Columbia, National Research Council of Canada, Centigram Communications Corporation, VocalTec Communications Ltd., PriceWaterhouseCoopers, Arel Communications and Software Ltd., Communication Intelligence Corporation, SHL Systemhouse, Oracle Corporation, AT&T, Inc., Nx Networks, Inc., Angus Telemanagement Group, and Entrada Networks Inc. Interviewees were asked for their professional opinions regarding: (1) use of P2P file exchange and transfer services and the key value drivers; (2) issues facing companies and their affect on value; (3) the changes likely to occur in P2P Internet-based technologies and the implications as to value; (4) the changing nature of the P2P technologies and how values are being affected; (5) P2P technology key competitive issues; (6) the business-related key competitive issues; and (7) values related to businesses witnessed by them in the marketplace over the past twelve months and their expectations as to value over the next 12 months. Interviewed the above noted companies as to their professional opinions on the value of various P2P Internet-based technologies and systems work related to such developments and the additional intangible values associated with an early-stage business plans.

         o Reviewed Company's notes regarding its discussions with potential partners.

         o        Reviewed the Company's domain names as listed in Appendix 2.0.

         o Reviewed Company's descriptive advantages over Napster's solution.

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Valuation Report:  Rahx, Inc.
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         o        Reviewed the Company's management resumes.

         Conditions of the Report

         The following limiting conditions and disclaimers apply to the Report (which must also be considered in light of the above as well as the assumptions to the Report):

         o The Report may only be issued to a U.S. stock exchange and may not be issued to a Canadian Stock Exchange and or regulatory authority. The Report may only be relied upon by Rrun. The Report may not be issued and/ or used to any third parties, legal authorities, nor other foreign stock exchanges, or other regulatory authorities, nor Revenue Canada nor the Internal Revenue Service, without the prior written approval of Evans & Evans.

         o The Report can not be used or relied upon by any of the above noted parties in any legal proceeding and/or court matter.

         o Evans & Evans, Inc. will also rely (to be received before issuing a formal valuation) on a letter of representation obtained from the officers and management of the Company wherein they all confirm that all representations and warranties that they made to the authors of the Report, including a general representation that they have no information or knowledge of any material facts or information not specifically noted in this Report, which, in their view, would reasonably be expected to affect the assessments expressed herein.

         o The Company's financial accounting and information, as provided by the Company's representatives and management, is assumed to be accurate and complete. Evans & Evans has not verified the accuracy or completeness of this financial data or the historical financial records.

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Valuation Report:  Rahx, Inc.
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         o        Evans & Evans have assumed that the Company and all of its related parties and their principals have no contingent liabilities, unusual contractual arrangements, or substantial commitments, other than in the ordinary course of business, nor litigation pending or threatened, nor judgments rendered against, other than those disclosed by management and included in the Report, (the Report is not a formal fairness opinion) that would affect Evans & Evans' evaluation or comments.

         o Evans & Evans, Inc. has not verified the status of any of the Company's potential legal affairs and/or matters and can, therefore, provide the reader no comfort or make any comments as to whether there are any off-balance sheet or contingencies, claims, possible claims, substantial commitments, or litigation pending or threatened against the Company and/or any of the Directors/Officers of the Company.

         o Clear and unencumbered ownership of the current intellectual development of the Rahx Intellectual Property (as well as the Rahx business plan) by the Company as disclosed by Rahx management is assumed correct. Evans & Evans have not verified, nor audited, the originals of any of the disclosed, and otherwise, Rahx Intellectual Property or the Rahx business. The Company has now ownership or use of all of the tangible and intangible assets described here in the Report and there are no liens or encumbrances on such assets nor has any assets been pledged in any way. The Company has complied with all government taxation and regulatory practices as well as all aspects of its contractual agreements that would have an effect on the Report, and there are no other material agreements entered into by the Company that are not disclosed in the Report.

         o Evans & Evans has not carried out any audit procedures on historical expenditures or financial statements with respect to the Company. Nor have the authors of the Report examined the financial bank accounts of Rahx. Accordingly, the reliance of the authors of the Report upon the historical financial information, development of the

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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 16
--------------------------------------------------------------------------------


                  Rahx business and Rahx Intellectual Property and the associated financial statements is based solely on the representations of management of Rahx.

         o Evans & Evans, Inc. makes no recommendations either expressed or implied, as to the suitability of the Company described herein, or its securities as investments.

         o The information and evaluation contained in the Report pertain only to the conditions prevailing at the time the Report was substantially completed in November of 2000, respecting the Valuation Date of October 31, 2000.

         o At the Valuation Date, no specific special purchaser(s) was/were identified that would pay a premium to purchase 100% of the issued and outstanding shares of Rahx.

         o        The Draft Report remains the property of Evans & Evans, Inc.

6.0      ASSUMPTIONS

         The reader is advised to please review scope of work conducted as well as the conditions of the Report. The material assumptions utilized by Evans & Evans in preparing the Report are:

         1. An audit of Rahx's and its financial statements as at October 31, 2000 would not result in any material adjustments to the management-disclosed financial status (no statements provided) and position that was provided to the authors of the Report by Rahx.

         2. The financial statements of the Company follow acceptable U.S. GAAP and no material discrepancies exist from these rules in any of the historical financial statements and/or financial projections.

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
Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 17
--------------------------------------------------------------------------------


         3. Representations made by management of Rahx with respect to the amount of funds expended to develop the Rahx business are assumed to be accurate.

         4. At the Valuation Date, the book value of all assets on the Rahx balance sheet (unless otherwise specified) are assumed to equal the fair market value of such assets.

         The authors of the Report believe these assumptions to be reasonable and appropriate for the purposes of this Report. The above noted critical conditions of the Report are integral to the assumptions. This Report is based upon information made available to Evans & Evans and on each and every one of the assumptions that have been made. Evans & Evans reserves the right to review all information and calculations included or referred to in this Report and, if we consider necessary, to revise our views in the light of any information which becomes known to us during or after the date of this Report.

7.0      BUSINESS AND MARKET SUMMARY ASSESSMENTS

         The Rahx business and the methods and plans of the Company to introduce it are laid out in the Company's Business Plan (attached in Appendix 1.0). The authors of the Report find the Company's disclosure regarding the planned products and associated services to be generally accurate. The following assessments have been compiled based on Evans & Evans' review of the Company and research conducted into the Company's marketplaces. Additional technical information and background material is on file at the offices of Evans & Evans should readers require additional technical information.

7.1      Assessment of the Material Agreements

         1. The status of the Company's partnerships and verbal agreements does reflect the fact that the actual business must be considered still at the very early stages of

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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 18
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                  development. There can be no assurances that, given the lack of present finalized written development, product pricing and volume commitment agreements as well as a lack of a definitive technical development agreement for the entire Rahxware application, that change will not occur in the short-term that may be on terms necessarily unfavorable to the Company. Given the lack of short-term agreements such potential fluctuations must be considered a real possibility and a risk factor.

         2. The Company's potential business partners are reasonable firms that have revenues, products and staff to carry out the work that Rahx has noted these firms will conduct. These firms were reviewed by Evans & Evans and some of their customers were interviewed. Interviewees were positive as to these companies' technical and professional service capabilities (refer to Section 5.0 for reviewed firms).

         3. Limited potential partners/customers have yet suggested that they would actually invest in the actual development of Rahx.

         4. Apart from the noted letters and proposals outlined in its business plan no other contractual arrangements including sales agreements have been reached by the Company.

         5. The Company presently has limited exclusive strategic alliance or corporate account agreements in place with any of the elements or parties noted with respect to the Rahx business plan roll-out.

         6. There are currently no management agreements in place with the key management of the Company. Given the relative early-stage of the operations, the authors of the Report would find it critical to have all of the founders under management contracts for at least the next thirty-six months. While they are all definitely committed to the Company, management contracts still need to be put in place.


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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 19
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7.2      Assessments of the Company's Business Objectives

         1. The correlation between the Company's planned use-of-proceeds and the said short-term goals and objectives is reasonable.

         2. For a start-up company, management of the Company has developed a comprehensive set of strategic goals and objectives, directly tied into its financial projections. Considerable thought and planning has gone into the Company's plans and management is clear on what it will take to achieve its goals. The authors of the Report were impressed with the level of detailed strategic planning that has gone into the Company's development thus far. While more tactical plans need to be created, Evans & Evans believe the management of this Company are capable enough to give the care and attention given to its strategic goals.

         3. Whether all the interfaces and working relationships with its technical business partners can be executed as expected by Company management remains a risk factor. The authors of the Report's own experience in software development and project management projects suggest that the timeframe estimated may be optimistic.

         4. All of the Company's objectives are indicative of a firm that is at the early stage of development with significant technical and marketing requirements ahead of it. Equity investors can obtain from Company management detailed estimates of its short-term development actions. While its development plans are logical, financial risk remains over the next thirty-six months as to what specific technical, marketing and business progress the Company can achieve in developing and launching its products and services.


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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 20
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         5.       Management is also cognizant of the fact that penetrating the
                  U.S. Napster-based market may be more difficult and costly than anticipated. Interviewees clearly stated that although in legal problems -- loyalty among Napster users is very high.

         6. More revenue and cost milestones need to be specified as to the development of the strategic alliances and partnerships.

7.3      Assessments of the Company's Management

         1. The present operational management of the Company possesses adequate expertise and ability to provide the Company with an opportunity to achieve its stated business objectives.

         2. Evans & Evans, Inc. has verified the educational and occupational backgrounds of the operational management team and board of directors. Their work related backgrounds and educational references were acceptable.

         3. The Company needs to add more direct industry related experience and depth to its Board of Directors.

         4. The loss of the founders of the Company -- as outlined in its business plan - for whatever reason would have a serious impact on the operations of the Company at this point. While each member of the management team has their own area of functionality and is also cross trained, the key to the Company's initial success will be the existing relationships all of the founders have

         5. The authors of the Report were impressed with the technical backgrounds of the existing management team as well as their ability to articulate the technical aspects of the proposed service in layman terms.


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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 21
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         6.       Consistent full-time involvement of key management will be important shortly after the closing of the planned financing as their expertise and independence is required.

7.4      Assessments of the Services and the Technologies

         1. Management of the Company has proven its ability to develop and deliver product and services related to the Internet. There is only moderate risk with respect to the technical feasibility of the Company's planned services as it is using standard tools and existing P2P techniques top offer its new secure service.

         2. The Company does not have any patents on its technology, which will enable others to offer the breadth of solutions similar to the Company. In fact, Interviewees noted that other firms are already examining methods to substitute Napster services (i.e., networking management companies) -- focusing on associations with the music industry and the related parties.

         3. The Company's ability to meet its current financial projections will be its ability to differentiate itself based on "value added" which will be focused on ease-of-use and end-user cost.

         4. Based on research conducted by Evans & Evans, there is an unfulfilled market for the products and services the Company plans to be offer. While all the technical components exist and are readily available for a competitor to launch into the market spaces identified by the Company, most of the industry, including the major music players, are trying to sort out exactly what services they will offer to whom and how to best do that. However, the P2P file exchange marketplace is fraught with a plethora of potential applications so one of the keys to survival for any player will be to identify the most commercially viable target market(s) it can properly serve, and remain resolutely focused on and committed to creating success in the chosen market

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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 22
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                  niche(s). Thus it appears that there is a limited window of opportunity for the Company in the market identified in the business plan.

7.5      Assessments of the Markets

         Record label revenues from paid music downloads will rise significantly, from under US$300,000 last year to over US$1.2 billion in 2004. According to music site analysts interviewed (refer to section 5.0) the size of the gray market for such downloads is estimated to be ten to twenty times the size of the above noted record label paid download marketplace.

                               [graphic omitted]

         Research also suggests that record companies force retail sites that wish to sell music downloads online to act as little more than search engines and affiliates. Analysts noted that the record labels themselves usually insist on consummating sales, and they end up

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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 23
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         holding customer data and relationships. Replacing compact disc sales by commercial downloads will benefit recording companies at the expense of retailers, fabricators, and distributors. Artists contracted to major labels are not likely to accrue added value from such arrangements without protracted struggles.

         Research findings indicate that, "Information is inherently weightless and can be widely replicated and shared without appreciable cost. Information technology ("IT') advances thus tend to complicate policing intellectual property rights ("IPR"). However, as easily and frequently flouted as they may be, IPR for consumer entertainment media are being successfully enforced by American courts. The best known lawsuit, brought by the Recording Industry Association of America ("RIAA ") against napster.com, has almost completely triumphed, but even if Napster survives, it will be forced to honor music copyrights. The Motion Picture Association of America ("MPAA ") has prevailed so far in its effort to outlaw DeCSS, an open source Windows utility posted by a Norwegian programmer that decrypts commercial DVD tracks and copies them to a hard drive. A U.S. Federal District Court has found 2600.com (Web site of 2600 -- The Hacker Quarterly) to be in violation of the DMCA merely for posting a hyperlink to the DeCSS source site. This and several related court cases are being closely watched by industry and civil libertarians.

         Streambox.com sells Ripper software that captures RealAudio streams as MP3 or WAV files. Concerned that Ripper could unsettle numerous licensing arrangements, RealNetworks, Inc. sued Streambox under the DMCA to outlaw Ripper as well as its Ferret and VCR software titles. RealNetworks was awarded a preliminary injunction, which was then relaxed to allow Stream box to continue to sell Ripper."

         In order to sort out the music download marketplace many analysts are now pointing to P2P technologies as the regulated answer. As noted by IDC, "The market success of P2P resource sharing -- especially for the Internet -- is far from assured, but one harbinger of

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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 24
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         its potential in enterprises -- serverware for distributed computing --
         continues to grow across the board"

                               [graphic omitted]

         As noted by IDC, "We define serverware as independent system software that extends and coordinates (i.e., virtualizes) the resources provided by interconnected servers or system nodes, regardless of their underlying processor architecture or operating system. It can be a key behind-the-scenes ingredient in making P2P solutions robust, scalable, and manageable."

         Researchers have added that college campuses have begun to ban Napster, not because of copyright infringement but for usurping WAN and LAN bandwidth needed for academic purposes. MediaMetrix reports the number of unique Napster users skyrocketed from 1.1 million in February 1999 to 4.9 million in July 2000 -- breaking all records.


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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 25
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         Geoffrey Dutton -- a leading analyst within this field - adds that,
         "Napster.com didn't invent P2P, it simply unleashed it on a larger scale than ever before, letting the genie out of the bottle. Several well-connected startups (e.g., Napster-inspired Flycode, Inc. [AppleSoup, Inc]. and Gnutella-based InfraSearch, Inc.) are presently launching related P2P business plans. A scientific P2P initiative, the SETI@home project, has been recruiting computer users to volunteer spare cycles to analyze radio astronomy data across the Internet in search of intelligent signals from outer space. Since May 1999, SETI@home enrolled about 2.6 million participants. Their computers have collectively logged 395,000 years on the project, currently processing signal data at a rate of 14.75 teraflops per second. SETI@home is managed by homegrown serverware that oversees an Informix DBMS and an Apache Web server, generating and parceling out work units to remote peers, receiving and validating results, updating the science database and serving statistics. For several years, RSA Security has issued a series of cryptographic challenges that have largely been solved by ad hoc alliances of hackers using distributed computing. The largest such group has formalized itself as distributed.net, and it provides members with a key-cracking code that feeds results to a central site for final analysis and performance monitoring. Since starting RSA's RC5-64 challenge in October 1997, distributed.net's overall throughput has increased from about 5 billion keys (GKeys) per second to over 100 GKeys per second, due to adding hosts and improvements in software. Intel's engineers have been using its NetBatch program for 10 years to borrow storage and cycles from company-owned workstations across the globe.

         By avoiding deploying new computers, Intel may have saved up to $500 million over 10 years, VP Patrick Gelsinger, CTO, Intel Architecture Group told the Intel Developer Forum in August. Intel is evangelizing P2P, comparing its disruptive significance to Mosaic, the first graphical Web browser. Led by Intel, more than a dozen companies have formed a working group (www.peer-to-peerWG.org) to explore ramifications of

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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 26
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         P2P technologies. P2P file sharing among desktop clients isn't a model favored by most IS managers.

         They are likely to point out that P2P raises issues of data security and integrity and of system reliability and availability. Whether a significant P2P market will emerge depends on whether serverware and other emerging solutions effectively address these concerns. In any event, grassroots science, file sharing, gaming, and other peer Internet activities will continue to burgeon. Just as serverware virtualizes computer operating environments, P2P computing can help to virtualize an organization -- creating ephemeral, task-oriented alliances, with participants continuously coming and going. That smells a lot like a market. However, virtualizing a marketplace to enable peer exchanges of intellectual property requires more than serverware. For content to flow freely and fairly, public acceptance of convenient online payment mechanisms, robust digital rights management, and accounting solutions are needed. Authors and artists can then self-publish on the Web, assured that they will be appropriately compensated."

         Assessments from Above Information

         1. The Company's services are created to allow its customers to focus on content, not how to download content.

         2. The Company is operating in the Internet market at a time when the need for more sophisticated, value added services are just being realized by the music industry and by consumers.

         3. There is a large and growing market for the types of products and services the Company plans to offer. The Company's projections are based on less than two percent of Napster's present business levels.


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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 27
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         4.       Industry participants project the real growth in the P2P file exchange services market will come from companies offering video downloads and multimedia and not just access to music.

         5. Viable competition exists for the Company as noted above. The marketplace is, however, fragmented and currently populated with mostly small, early-stage companies that intend on offering services similar to the Company. The likelihood of competition increasing in all of the niche markets served by the Company is very high given the overall growth potential of the various markets. The recent Napster ruling may a significant affect on the Company's financial abilities.

         6. The key to the Company's success will be its ability to initially secure a large number of consumers who will try the Rahx s services. The key time period is the next twelve months as consumer examine alternatives to Napster.

8.0      REVIEW OF FINANCIAL POSITION

         The authors of the Report reviewed Rahx's management-prepared verbally stated financial position as at October 31, 2000.

         ----------------------------------------- ---------------------------
         U.S. Dollars                                   October 31, 2000
         ----------------------------------------- ---------------------------
         Assets
         ----------------------------------------- ---------------------------
         Current Assets
         ----------------------------------------- ---------------------------
         Cash                                                  10,000
         ----------------------------------------- ---------------------------
         Accounts Receivable                                        0
         ----------------------------------------- ---------------------------
                                                               10,000
         ----------------------------------------- ---------------------------

         ----------------------------------------- ---------------------------
         Other Assets                                               0
         ----------------------------------------- ---------------------------
                                                               10,000
         ----------------------------------------- ---------------------------



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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 28
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         ----------------------------------------- ---------------------------
         U.S. Dollars                                 October 31, 2000
         ----------------------------------------- ---------------------------
         Total Assets                                          10,000
         ----------------------------------------- ---------------------------

         ----------------------------------------- ---------------------------
         Liabilities
         ----------------------------------------- ---------------------------
         Current Liabilities
         ----------------------------------------- ---------------------------
         Accounts Payable and Accruals                              0
         ----------------------------------------- ---------------------------
         Due to Related Parties                                     0
         ----------------------------------------- ---------------------------
                                                                    0
         ----------------------------------------- ---------------------------

         ----------------------------------------- ---------------------------
         Shareholders' Equity
         ----------------------------------------- ---------------------------
         Share Capital                                         10,000
         ----------------------------------------- ---------------------------
         Deficit                                                    0
         ----------------------------------------- ---------------------------
                                                               10,000
         ----------------------------------------- ---------------------------
                                                               10,000
         ----------------------------------------- ---------------------------

         Tangible Asset Backing and Redundant Assets

         In determining the underlying book value of the shares of Rahx as at the Valuation Date and in assessing the risk associated with Rahx, it is useful to view the tangible asset backing of the Rahx. The tangible asset backing of Rahx is nominal as follows:

------------------------------------ ------------------- ------------------ ---------------------------------
                                        Book Value          Adjustment        Adjusted Tangible Asset Backing
------------------------------------ ------------------- ------------------ ---------------------------------
Current Assets
------------------------------------ ------------------- ------------------ ---------------------------------
Cash                                        10,000                                        10,000
------------------------------------ ------------------- ------------------ ---------------------------------
Accounts Receivable                              0                                             0
------------------------------------ ------------------- ------------------ ---------------------------------

------------------------------------ ------------------- ------------------ ---------------------------------
Current Liabilities
------------------------------------ ------------------- ------------------ ---------------------------------
Accounts Payable and Accruals                    0                                             0
------------------------------------ ------------------- ------------------ ---------------------------------
Due to Related Parties                           0                                             0
------------------------------------ ------------------- ------------------ ---------------------------------
                                                 0                                             0
------------------------------------ ------------------- ------------------ ---------------------------------
Working Capital                             10,000                                        10,000
------------------------------------ ------------------- ------------------ ---------------------------------
Tangible Asset Backing, Say                                                               10,000
------------------------------------ ------------------- ------------------ ---------------------------------

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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 29
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         Evans & Evans identified that the Company did not have any identified redundant assets as at the Valuation Date. Basing a value on forward looking financial projections -- as done in the confirmation approaches -- did require an equity injection, which Evans & Evans notionally included.

9.0      REVIEW OF FINANCIAL PROJECTIONS

         The authors of the Report have reviewed the detailed financial projections as prepared by management of the Company for the three years following financing. The projections are attached in Appendix 1.0.

         1. Projections are based on a less than 2% volume from the Napster business model. This is a realistic starting point. However, Napster, Inc. management did advise Evans & Evans that it may figure out a method to bring itself inline with the music industry's requirements such that clients will stay with it.

         2. The music and P2P marketplace is large enough to support the Company's three-year financial projections. However, the marketplaces intended to be served by the Company are competitive and Rahx will face very dynamic price and service issues within the consumer marketplace. This places risk as to the ability to project such revenues over three-years.

         3. Rrun needs to assist Rahx in creating some additional tactical action plans that address competitors' current and planned actions and to show how it can deal with potential reduced prices and transactional fees over time.

         4. The Company needs to secure four or five real industry vertical beta partners who can serve as initial real-time supporters of its P2P service.

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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 30
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10.0     PRIMARY VALUATION APPROACH -- RAHX, INC.


         Adjusted Book Value

         In order to adjust the balance sheet of Rahx, Evans & Evans undertook a Modified Original Cost approach of the Rahx Intellectual Property in order to assess the value of the tangible and intangible assets related to Rahx. After this, Evans & Evans adjusted the book value of Rahx.

         Given the development and commercialization to-date of the Rahx Intellectual Property and of the business model and the business partners, Evans & Evans deemed it reasonable that the range of fair market value of the Rahx Intellectual Property should be based on the reasonable business development costs as well as the application of a premium to reflect the value that a notional purchaser would recognize directly related to the commercialization of such specific Rahxware and products/services which have potential wide acceptance and market appeal in the marketplace.

-------------------------------------------------------------------- -------------------------- --------------------------
Areas of Expenditure (Rounded)                                       Estimated                  Estimated
                                                                     Costs/Values (US$)         Costs/Values (US$)
                                                                     - Low -                    - High -
-------------------------------------------------------------------- -------------------------- --------------------------
1.     Business Plan Model Preparation and Study                               $15,000                    $25,000
------ ------------------------------------------------------------- -------------------------- --------------------------
2.     Conceptual Development of the Rahxware                                   40,000                     50,000
       technology/methods and procedures to develop it
------ ------------------------------------------------------------- -------------------------- --------------------------
3.     Estimated costs for experienced Professionals to                        175,000                    200,000
       prepare business plans/undertaken actions from
       conceptual development to the Valuation Date
-------------------------------------------------------------------- -------------------------- --------------------------
Total:                                                                        $230,000                   $275,000
-------------------------------------------------------------------- -------------------------- --------------------------

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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 31
--------------------------------------------------------------------------------

         Given all of the assessments in section 7.0 of the Report, the current management team in place, and the projected growth rate of the market, the authors of the Report believed that a premium in the 20% to 30% range above the actual above noted costs would provide a realistic estimation of the range of prices that a notional purchaser would pay for the Rahx Intellectual Property.


------------------------------- ---------------- ----------------- ---------------------------------------------------
Development Cost                  Range            Premium            Adjusted Value Range for the
Range (US$)                                         (%)               Rahx Intellectual Property (US$)
------------------------------- ---------------- ----------------- ---------------------------------------------------
         $220,000               Low                      20                              $265,000
------------------------------- ---------------- ----------------- ---------------------------------------------------
         $275,000               Low                      20                              $330,000
------------------------------- ---------------- ----------------- ---------------------------------------------------

------------------------------- ---------------- ----------------- ---------------------------------------------------
         $220,000               High                     30                              $290,000
------------------------------- ---------------- ----------------- ---------------------------------------------------
         $275,000               High                     30                              $360,000
------------------------------- ---------------- ----------------- ---------------------------------------------------

         Adjusting the Rahx Balance Sheet

         After restating Rahx balance sheet to its net realizable value, Evans & Evans then restated the balance sheet to include its estimation of the value of the Rahx Intellectual Property as determined above. This results in the following:

          Rahx Balance Sheet at October 31, 2000 considering FMV of the
                           Rahx Intellectual Property
--------------------------------------- ------------ ---------------- -------------------------- ----------------------------
                                                                      Adjusted Book Value        Adjusted Book Value
                                         Book Value      Adjustment           LOW                       HIGH
--------------------------------------- ------------ ---------------- -------------------------- ----------------------------

--------------------------------------- ------------ ---------------- -------------------------- ----------------------------
Assets
--------------------------------------- ------------ ---------------- -------------------------- ----------------------------
Current Assets
--------------------------------------- ------------ ---------------- -------------------------- ----------------------------
Cash                                       10,000                                  10,000                    10,000
--------------------------------------- ------------ ---------------- -------------------------- ----------------------------


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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 32
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
--------------------------------------- ------------ ---------------- -------------------------- ----------------------------
                                                                      Adjusted Book Value        Adjusted Book Value
                                         Book Value      Adjustment           LOW                       HIGH
--------------------------------------- ------------ ---------------- -------------------------- ----------------------------

Adjustment to FMV of Rahx                     Low        265,000                 265,0000
Intellectual Property
--------------------------------------- ------------ ---------------- -------------------------- ----------------------------
                                             High        360,000                                            360,000
--------------------------------------- ------------ ---------------- -------------------------- ----------------------------

--------------------------------------- ------------ ---------------- -------------------------- ----------------------------
Total Assets                                                                      275,000                   370,000
--------------------------------------- ------------ ---------------- -------------------------- ----------------------------

--------------------------------------- ------------ ---------------- -------------------------- ----------------------------
Liabilities
--------------------------------------- ------------ ---------------- -------------------------- ----------------------------
Current Liabilities
--------------------------------------- ------------ ---------------- -------------------------- ----------------------------
Accounts Payable and Accruals                   0                                       0                         0
--------------------------------------- ------------ ---------------- -------------------------- ----------------------------
Due to Related Parties                          0                                       0                         0
--------------------------------------- ------------ ---------------- -------------------------- ----------------------------
                                                0                                       0                         0
--------------------------------------- ------------ ---------------- -------------------------- ----------------------------
Adjusted Book Value                                                               275,000                   370,000
--------------------------------------- ------------ ---------------- -------------------------- ----------------------------

--------------------------------------- ------------ ---------------- -------------------------- ----------------------------
Shareholders' Equity
--------------------------------------- ------------ ---------------- -------------------------- ----------------------------
Share Capital                              10,000                                  10,000                    10,000
--------------------------------------- ------------ ---------------- -------------------------- ----------------------------
Deficit                                         0                                       0                         0
--------------------------------------- ------------ ---------------- -------------------------- ----------------------------
FMV of Rahx Intellectual Property             Low                                 265,000
--------------------------------------- ------------ ---------------- -------------------------- ----------------------------
                                             High                                                           360,000
--------------------------------------- ------------ ---------------- -------------------------- ----------------------------


         This primary approach produces an adjusted book value -- or indicated fair market value - of Rahx of, say, US$275,000 to US$370,000.

11.0     CONFIRMATION VALUATION APPROACHES -- RAHX, INC.

         Evans & Evans utilized two valuation confirmation approaches as noted above.


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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 33
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         Relief from Royalty Approach

         Evans & Evans, Inc. also undertook a relief from royalty approach. The relief from royalty approach is based on the proposition that a firm would be willing to pay a royalty in lieu of ownership, to possess the benefits of the Company's Rahx Intellectual Property. Application of this methodology involves: (i) estimating an identifiable period over which revenues can be estimated from the intellectual property (Evans & Evans, Inc. has estimated the period of time one can presently estimate the revenue life cycle of the existing Intellectual Property at five years), (ii) an estimate of future product related revenue and a reasonable royalty rate (estimated at a range of 2% to 3% or a mid-point of 2.5% of gross revenues), and (iii) the estimation of an appropriate discount rate (45%) that reflects the assessment of royalty risk and market potential.

         The royalty rate is applied to the product-related revenue to arrive at an estimate of the royalty income attributable to the Rahx Intellectual Property and the Company. The royalty cash flow is then discounted to present value at an appropriate discount rate and subsequently, totaled to arrive at a value conclusion for the Company.

         In undertaking this analysis Evans & Evans have determined that the value of the Company is approximately US$330,000. This analysis tends to support the primarily approach carried out above.

----------------------------------------------------------------------------------------------------------------------
                               ANALYSIS OF THE RAHX BUSINESS & TECHNOLOGIES BY
---------------------------------------------------------------------------------------------------------------------
                                     THE RELIEF FROM ROYALTY APPROACH
----------------------------------------------------------------------------------------------------------------------
                                     FOR THE YEARS ENDING DECEMBER 31st
------------------------ -------------- -------------- ---------------- --------------- --------------- --------------
United States
Dollars                                      2001           2002             2003            2004            2005
------------------------ -------------- -------------- ---------------- --------------- --------------- --------------

--------------------------------------- -------------- ---------------- --------------- --------------- --------------
Total Projected Revenues                   1,235,000      13,000,000       34,800,000      46,980,000     63,423,000
--------------------------------------- -------------- ---------------- --------------- --------------- --------------


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
Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 34
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
Life Cycle Factor (Maturity                    100%            100%              75%            50%             50%
starts to occur in 3rd year)
--------------------------------------- -------------- ---------------- --------------- --------------- --------------
Revenue times maturity factor              1,235,000      13,000,000       26,100,000      23,490,000     31,711,500
----------------------- --------------- -------------- ---------------- --------------- --------------- --------------

----------------------- --------------- -------------- ---------------- --------------- --------------- --------------
Royalty Income                                30,875         325,000          652,500         587,250        792,788
----------------------- --------------- -------------- ---------------- --------------- --------------- --------------
Administrative
Expenses                                       2,316          24,375           48,938          44,044         59,459
--------------------------------------- -------------- ---------------- --------------- --------------- --------------
Operating Income                              28,559         300,625          603,563         543,206        733,328
--------------------------------------- -------------- ---------------- --------------- --------------- --------------
Effective Income Tax @
45%)                                          13,852         135,281          271,603         244,443        329,998
--------------------------------------- -------------- ---------------- --------------- --------------- --------------
After-Tax Income                              15,708         165,344          331,959         298,763        403,331
--------------------------------------- -------------- ---------------- --------------- --------------- --------------
After-Tax Cash Flow                           15,708         165,344          331,959         298,763        403,331
----------------------- --------------- -------------- ---------------- --------------- --------------- --------------
PV of after-tax         Discounted
Cash flow               @ 45%                 10,833          78,641          108,888          67,586         62,925
----------------------- --------------- -------------- ---------------- --------------- --------------- --------------

----------------------- --------------- -------------- ---------------- --------------- --------------- --------------
Summary of Present Values                    328,873
--------------------------------------- -------------- ---------------- --------------- --------------- --------------
Fair Market Value (Rounded)               US$330,000
                                          ==========
--------------------------------------- -------------- ---------------- --------------- --------------- --------------

Notes

a) The revenue forecast for five years is based on management's estimates and Evans & Evans due diligence and assessments.
b) The discount rate selected is combined with the implementation of a maturity factor starting in the 3rd year of operations.
c) The Royalty is estimated to be in the range of 2.5% of the revenues - collected from industry interviewees.
d) Administrative expense is estimated to be 7.5% of the Royalty Income.


         Modified Discounted Cash Flow

         Evans & Evans also utilized a modified discounted cash flow approach in order to determine the value of the Company as at the Valuation Date. In doing this work Evans & Evans applied discount rates in the range of 45% to 50% to the after-tax discounted


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
Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 35
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         cash flows in order to assess the net present value of the Company's cash streams. Evans & Evans used a residual of only 25% to the third year results in order to properly deal with assigning too much value to the residual of the Company given its early-stage and the uncertainty related to the third-year projected results.

         Overall, the findings were supportive of the primary valuation approach above.

------------------- ------------------------- ----------------------------------------------------
                                                        Years Ended December 31st
------------------- ------------------------- ----------------- ----------------- ----------------

------------------- ------------------------- ----------------- ----------------- ----------------
                                                   2001              2002              2003
------------------- ------------------------- ----------------- ----------------- ----------------

------------------- ------------------------- ----------------- ----------------- ----------------
Revenue                                           1,235,471         13,081,564        34,816,228
--------------------------------------------- ----------------- ----------------- ----------------
Total Operating Expenses                          4,663,564          6,308,746         6,360,691
--------------------------------------------- ----------------- ----------------- ----------------
Other expenses                                            0                  0                 0
------------------- ------------------------- ----------------- ----------------- ----------------

------------------- ------------------------- ----------------- ----------------- ----------------
Operating Profits Before Tax                     -3,428,093          6,772,818        28,455,537
--------------------------------------------- ----------------- ----------------- ----------------

------------------- ------------------------- ----------------- ----------------- ----------------
Adjusted net Income Before Tax                   -3,428,093          6,772,818        28,455,537
--------------------------------------------- ----------------- ----------------- ----------------
Add: Depreciation & Amortization                          0                  0                 0
--------------------------------------------- ----------------- ----------------- ----------------
Cash Flow Before Tax                             -3,428,093          6,772,818        28,455,537
                                                 ----------          ---------        ----------
--------------------------------------------- ----------------- ----------------- ----------------
Tax Loss Carry Forwards                                   0         -3,428,093                 0
--------------------------------------------- ----------------- ----------------- ----------------
Tax Due On                                       -3,428,093          3,344,725        28,455,537
--------------------------------------------- ----------------- ----------------- ----------------
Tax @45%                                                  0          1,505,126        12,804,992
--------------------------------------------- ----------------- ----------------- ----------------
Cash Flow After Tax                              -3,428,093          5,267,692        15,650,545
--------------------------------------------- ----------------- ----------------- ----------------

------------------- ------------------------- ----------------- ----------------- ----------------
One Time Capital Expenditures                             0                  0                 0
--------------------------------------------- ----------------- ----------------- ----------------

------------------- ------------------------- ----------------- ----------------- ----------------
Sustaining Capital Reinvestment
--------------------------------------------- ----------------- ----------------- ----------------


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
Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 36
--------------------------------------------------------------------------------

(Assumed annually @ $125,000)
--------------------------------------------- ----------------- ----------------- ----------------
Less: Tax Shield Related Thereto:
--------------------------------------------- ----------------- ----------------- ----------------
(125,000 x .45 x .20) x 1  _        .12              33,273             33,273            33,273
--------------------------------------------- ----------------- ----------------- ----------------
 .12      +        20       2(1+.12)
--------------------------------------------- ----------------- ----------------- ----------------

--------------------------------------------- ----------------- ----------------- ----------------
Sustaining Capital Reinvestment,
--------------------------------------------- ----------------- ----------------- ----------------
Net of Related Tax Shield                            91,727             91,727            91,727
--------------------------------------------- ----------------- ----------------- ----------------
Cash Flow                                        -3,519,820          5,175,965        15,558,818
--------------------------------------------- ----------------- ----------------- ----------------
Working Capital Requirements                        700,000            250,000                 0
--------------------------------------------- ----------------- ----------------- ----------------

--------------------------------------------- ----------------- ----------------- ----------------
Net Cash Flow                                    -4,219,820          4,925,965        15,558,818
--------------------------------------------- ----------------- ----------------- ----------------
Discounted Cash Flow @40%                        -4,219,820          2,189,318         4,610,020
------------------- ------------------------- ----------------- ----------------- ----------------

--------------------------------------------- ----------------- ----------------- ----------------
Discounted Cash Flow @50%                        -4,219,820          2,513,247         5,670,123
------------------- ------------------------- ----------------- ----------------- ----------------

------------------- ------------------------- ----------------- ----------------- ----------------
Add: Residual Value (.25 x 2003)
 and apply Discount Rate of @40%                                                       1,152,505
--------------------------------------------------------------------------------- ----------------
Add: Residual Value (.25 x 2003)
 and apply Discount Rate of @50%                                                       1,417,531
--------------------------------------------- ----------------- ----------------- ----------------
Total Discounted Cash Flow @40%, say                                                   3,732,023
--------------------------------------------- ----------------- ----------------- ----------------
Total Discounted Cash Flow @50%, say                                                   5,381,081
--------------------------------------------- ----------------- ----------------- ----------------
Midpoint, say                                                                          4,556,552
------------------- ------------------------- ----------------- ----------------- ----------------

------------------- ------------------------- ----------------- ----------------- ----------------
Midpoint, Rounded                                                                      4,560,000
--------------------------------------------- ----------------- ----------------- ----------------
Less: Required Equity                                                                  4,200,000
--------------------------------------------- ----------------- ----------------- ----------------
Adjusted Fair Market Value                                                            US$360,000
------------------- ------------------------- ----------------- ----------------- ----------------

------------------- ------------------------- ----------------- ----------------- ----------------

------------------- ------------------------- ----------------- ----------------- ----------------
Assumed Annual Sustaining Capital Reinvestmen       125,000
--------------------------------------------- ----------------- ----------------- ----------------
                    High                                0.5
------------------- ------------------------- ----------------- ----------------- ----------------


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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 37
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
                    Low                                 0.4
------------------- ------------------------- ----------------- ----------------- ----------------
Multiple                                                2.50
------------------- ------------------------- ----------------- ----------------- ----------------
Adjusted Multiplier (business risks --
 section 7.0)                                           0.25
--------------------------------------------- ----------------- ----------------- ----------------

12.0     VALUATION CONCLUSIONS

         In undertaking the above primary valuation approach and two confirmation approaches, it was apparent that based on and subject to all of the foregoing, it is reasonable for Evans & Evans to outline that the fair market value of Rahx, at the Valuation Date, is in the range of US$275,000 to US$370,000.

         This fair market value range indicates goodwill in the range of 275,000, based on the value of the Company's adjusted tangible asset backing per section 8.0 above. In the view of Evans & Evans, the difference is reasonable between the adjusted tangible asset backing of the Company and the indicated fair market value of all of the issued and outstanding shares of the Company. In the view of Evans & Evans, this difference - the goodwill - of the Company, is a reasonable amount that one would pay given that: (1) the Company does have a well thought out and reasonable business plan and set of clearly identified potential customer who want/need such services -- as Napster, Inc.
         has proven and may continue to improve; (2) the information provided by industry insiders as to the value of such P2P and Internet-based P2P services companies; (3) the Company is in the process of developing long-term written contracts and/or agreements; (4) the management involved in the Company; (5) the P2P-focused business plans and direction of the Company; (6) the continuing changes in the Internet-based P2P marketplace including Napster and other emerging P2P firms; (7) the fact that the Company does not have any significant proprietary patents in place for long-term competitive advantage; and that (8) the technologies and methodologies developed by the Company could be


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
Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 38
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         replaced for an amount likely in the range of its present fair market value. Evans & Evans also carefully considered the various historical transactions related to the Company and the issuance of shares to management. In the view of Evans & Evans such previous transactions are not indicative of the fair market value of the Company as such transactions were not done under the definition of fair market value.

13.0     RESTRICTIONS AND CONDITIONS

         This Valuation Report is intended for the purpose stated in section 1.0 hereof and, in particular, is based on the scope of work and assumptions as to results that could reasonably be expected at the Valuation Date. The Report is prepared for the Company's files. The Report is not to be the basis of any subsequent valuation and is not to be reproduced or used other than the purposes defined above and in Evans & Evans' engagement letter with the Company.

         Evans & Evans reserves the right to review all information and calculations included or referred to in this Report and, if it consider necessary, to revise its views in the light of any information which becomes known to it during or after the date of this Report.

         Evans & Evans disclaims any responsibility or liability for losses occasioned by or to any parties as a result of the circulation, publication, reproduction or use of this Report as well as to its use contrary to the provisions of this paragraph.

14.0     STATEMENT OF INDEPENDENCE

         Evans & Evans, Inc. is, for the purposes of preparing this Report, an independent chartered business valuation firm.


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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 39
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         None of the partners, principals, employees and/or associates of Evans
         & Evans, Inc., has, or anticipates, the acquisition of any interest in the assets, shares or business undertakings of Rrun or Rahx.

         Neither Evans & Evans, Inc. nor any affiliate, is an advisor to Rrun or Rahx as of the date of this Report.

15.0     STATEMENT OF QUALIFICATIONS

         The Valuation Report preparation, and related fieldwork and due diligence investigations, were carried out by Michael A. Evans and Richard W. Evans.

         Mr. Michael A. Evans, Principal, founded Evans & Evans, Inc. in 1989. For the past ten years, he has been extensively involved in the financial services and management consulting fields in Vancouver, where he was a Vice-President of two firms, The Genesis Group (1986-1989) and Western Venture Development Corporation (1989-1990). Over this period he has been involved in the preparation of over 100 technical and assessment reports, business plans, business valuations, and feasibility studies for submission to various Canadian stock exchanges and securities commissions as well as for private purposes. Formerly, he spent three years in the computer industry in Western Canada with Wang Canada Limited (1983-1986) where he worked in the areas of marketing and sales. Mr. Evans also possesses several years management experience in the food services industry with McDonald's Restaurants of Canada Ltd. in Richmond, British Columbia (1977-1980). Mr. Evans is a recent Instructor at the British Columbia Institute of Technology in the Faculty of Business.

         Mr. Michael A. Evans holds: a Bachelor of Business Administration degree from Simon Fraser University, British Columbia (1981); a Master's degree in Business


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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 40
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         Administration from the University of Portland, Oregon (1983) where he graduated with honours; the professional designation of Chartered Financial Analyst (CFA); and the professional designation of Chartered Business Valuator (CBV). Mr. Evans is a member of the Association for Investment Management and Research (AIMR), the Institute of Chartered Financial Analysts (ICFA), the Vancouver Society of Financial Analysts
         (VSFA) and the Canadian Institute of Chartered Business Valuators.

         Richard W. Evans, Principal, began full-time work with Evans & Evans, Inc. in 1992. Since then he has been involved in the financial services and management consulting fields and has been involved in the preparation of over 50 technical and assessment reports, business plans, business valuations, and feasibility studies for submission to the Vancouver and Alberta Stock Exchanges and the British Columbia and Alberta Securities Commissions as well as for private purposes.

         For ten years previous to this, he was extensively involved in the computer industry in Vancouver where he served for two years as the General Manager of Sidus Systems Inc. responsible for the company's C$15 million business operation in Western Canada. Previous to this, he spent eight years with Digital Equipment of Canada Limited where he was laterally involved in a sales, marketing and management capacity in the company's direct and channel organizations. In his capacity with Digital and Sidus he was involved in assessing and assisting various technology companies with their marketing and financial operations. Furthermore, he was involved with over fifty software, hardware and telecommunications organizations in establishing various OEM, distribution and VAR marketing agreements with Digital and Sidus. During his tenure with Digital he initially held positions as Technical Service and Support Analyst as well as System Integration Project Manager. As a Technical Service and Support Analyst he was responsible for reviewing various mainframe, mini-computer and PC software and network applications as well as supporting a variety of Digital software applications.


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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 41
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         In this capacity he was involved with over thirty different western
         Canadian corporate accounts. As a System Integration Project Manager with Digital he was involved directly in the software development process. This included formal training and experience in software development and design and in undertaking reviews regarding software construction using a "Plan, Design, Implement and Manage" methodology. In this capacity he was involved with a number of large corporate accounts in installing and servicing various software applications.

         Mr. Evans' software application experience included extensive work with real-time, BASIC, C, PASCAL, C++, COBOL, FORTRAN, Ada languages as well as with relational database and fourth generation application development tools. Mr. Evans has and is presently working with the Unified Modeling Language, Booch, Coad/Yourdon, CRC, Fusion, Martin/Odell, MOSES, OMT, and Shlaer/Mellor, Business Object Notation, Software Engineering Institute, Data Modeling Techniques, Dynamic Modeling Techniques, Implementation Modeling Techniques, Organization Modeling Techniques and User Interface Modeling Techniques. During the past five years he, through Evans & Evans, Inc. has actively been involved in the process of evaluating and valuing various types of software applications for Canadian regulatory bodies, private companies, Canadian financial institutions and brokerage firms as well as government agencies related to: Shop Floor Data Collection and Analysis, Programmable Logic Controllers, Real-Time Data Analysis, Internet Software, Medical Software, Government Utility and Engineering Design, Telecommunications, Bank Debt Collection, Seismic Data Processing, 3D Engineering, Wireless Communication and Trading Floor Telecommunication.

         Mr. Evans holds: a Bachelor of Business Administration degree from Simon Fraser University, British Columbia (1981); a Master's degree in Business Administration from the University of Portland, Oregon (1984) where he graduated with honours. Mr. Evans

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Valuation Report:  Rahx, Inc.
November 25, 2000                                                        Page 42
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         is a Registered Student in the British Columbia Chapter of the Canadian
         Institute of Chartered Business Valuators (CICBV).


            EVANS & EVANS, INC.


            ---------------------------










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